Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	July 29, 2024

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2024 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2024.
Overview
Throughout the first six months of 2024, the FHLB successfully delivered on its dual mission of providing access to ongoing liquidity funding to member financial institutions and expanding support for affordable housing and community investment. The FHLB also maintained strong profitability, which enabled it to bolster capital adequacy by increasing retained earnings, to pay a competitive dividend rate to stockholders, and to make meaningful contributions to affordable housing. Overall, the FHLB contributed $64 million to support affordable housing and community investment needs in the first six months of 2024. Specifically, $32 million was allocated to the required Affordable Housing Program (AHP) and $32 million was provided through the FHLB's voluntary housing programs. The FHLB recognizes that funding in addition to the required 10 percent statutory AHP assessment is beneficial to affordable housing and community investment and has voluntarily committed to increase its support by 50 percent above the statutory AHP level for 2024.

Operating Results
▪For the second quarter, net income was $144 million and return on average equity (ROE) was 9.05 percent. This compares to net income of $218 million and ROE of 10.71 percent for the same period of 2023. For the first six months of 2024, net income was $290 million and ROE was 9.17 percent, compared to net income of $345 million and ROE of 9.53 percent for the same period of 2023.
▪The primary driver of the lower net income was net market value changes related to interest rate swaps and associated financial instruments carried at fair value. The net market value changes resulted in net losses in the three and six months ended June 30, 2024 compared to net gains in the three and six months ended June 30, 2023. Additionally, in the three-months comparison period, net income decreased due to lower average Advance balances as well as lower average capital stock balances, which reduced the earnings generated from investing the FHLB's capital. Average Advance and capital stock balances were elevated during the second quarter of 2023 due to member demand for Advances given the turmoil in the banking industry and financial markets.

Financial Condition Highlights
▪Total assets at June 30, 2024 were $124.5 billion, an increase of $0.5 billion (less than one percent) from year-end 2023.

▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $134.2 billion at June 30, 2024, an increase of $6.4 billion (five percent) from year-end 2023. The growth in Mission Assets and Activities from year-end 2023 was driven primarily by an increase in Advances as members continue to have a steady demand for liquidity. The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.
▪Total investments at June 30, 2024 were $37.9 billion, a decrease of $4.8 billion (11 percent) from year-end 2023, which was primarily driven by a decline in liquidity investments. Total investments included $18.6 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $19.3 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and in order to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2024, GAAP capital was $6.5 billion, an increase of $0.1 billion (one percent) from year-end 2023. The GAAP and regulatory capital-to-assets ratios were 5.22 percent and 5.25 percent, respectively, at June 30, 2024. Retained earnings were $1.7 billion at June 30, 2024, an increase of four percent from year-end 2023.
Dividend
▪The FHLB paid its stockholders a cash dividend on June 20, 2024 at a 9.00 percent annualized rate, which was 3.68 percentage points above the second quarter average Secured Overnight Financing Rate.
Housing and Community Investment
▪Statutory AHP Assessments. The FHLB is required to annually set aside 10 percent of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first six months of 2024 resulted in an accrual of $32 million to the AHP pool of funds available. The AHP consists of a competitive program, which supports the creation and preservation of affordable housing and a homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs.
▪Voluntary Housing Contributions. The FHLB's Board of Directors also affirmed its commitment to affordable housing by approving voluntary housing contributions of $38 million for 2024, of which $32 million has been contributed in the first six months of 2024. These funds are in addition to the required AHP contributions.
•The Carol M. Peterson (CMP) Housing Fund received contributions of nearly $15 million during the first six months of 2024. This program provides grants to cover accessibility and emergency repairs for special needs and elderly homeowners within the Fifth District.
•The Welcome Home program received funding through the required AHP allocation plus an additional $16 million voluntary contribution in order to help fulfill a record number of requests during the first six months of 2024.
•The Rise Up program received contributions of $1 million during the first six months of 2024. This program offers grants of $25,000 for down payment, closing cost, and principal reduction assistance for first-generation homebuyers who are looking to purchase their first home in Franklin County, Ohio.

The FHLB expects to file its second quarter 2024 Form 10-Q with the Securities and Exchange Commission on or about August 8, 2024.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 610 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2024	December 31, 2023	Percent Change (2)
Total assets	$124,533	$123,996	—%
Advances (principal)	79,229	73,638	8
Mortgage loans held for portfolio (principal)	7,043	6,960	1
Total investments	37,866	42,641	(11)
Consolidated Obligations	115,599	115,447	—
Mandatorily redeemable capital stock	15	17	(13)
Capital stock	4,791	4,846	(1)
Total retained earnings	1,733	1,658	4
Total capital	6,499	6,427	1
Regulatory capital (1)	6,539	6,521	—

Capital-to-assets ratio (GAAP)	5.22%	5.18%
Capital-to-assets ratio (Regulatory) (1)	5.25	5.26

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Percent Change (2)	2024	2023	Percent Change (2)
Total interest income	$1,673	$2,114	(21)%	$3,342	$3,496	(4)%
Total interest expense	1,472	1,867	(21)	2,940	3,069	(4)
Net interest income	201	247	(19)	402	427	(6)
Non-interest income (loss)	5	37	(87)	12	26	(54)
Non-interest expense	46	42	10	92	70	31
Affordable Housing Program assessments	16	24	(34)	32	38	(16)
Net income	$144	$218	(34)	$290	$345	(16)

Return on average equity	9.05%	10.71%		9.17%	9.53%
Return on average assets	0.47	0.52		0.47	0.48
Annualized dividend rate	9.00	7.25		9.00	6.62
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the percent change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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